Registration No. 333-__________
As filed with the Securities and Exchange Commission on February 11, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S‑8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NU SKIN ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0565309
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

75 West Center Street
Provo, Utah 84601
(Address, including zip code,
of registrant’s principal executive offices)

Nu Skin Enterprises, Inc. Deferred Compensation Plan
(Full title of the plan)

Ritch N. Wood
Chief Executive Officer
Nu Skin Enterprises, Inc.
75 West Center Street
Provo, Utah 84601
(801) 345-1000

(Name, address and telephone number,
 including area code, of agent for service)

Copies to:
John J. Jenkins Gregory S. Harvey Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114-1601 (216) 622-8200	D. Matthew Dorny Executive Vice President and General Counsel Nu Skin Enterprises, Inc. 75 West Center Street Provo, Utah 84601 (801) 345-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations	$60,000,000	100%	$60,000,000	$6,546.00

(1)
The Deferred Compensation Obligations are unsecured obligations of Nu Skin Enterprises, Inc. to pay deferred compensation in the future in accordance with the terms of the Nu Skin Enterprises, Inc. Deferred Compensation Plan, as amended and restated from time to time (the “Plan”).

(2)
Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the “Securities Act”), based upon an estimate of the amount of compensation that may be deferred under the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Nu Skin Enterprises, Inc. (the “Company”) to register $60,000,000 in Obligations (as defined in Part II, Item 4 below) issuable under the Plan because of the uncertainty as to whether the Obligations would or should be considered “securities,” or be subject to registration, under the Securities Act. The inclusion of the Obligations in this Registration Statement is not an admission by the Company that the Obligations are securities or are subject to the registration requirements of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

Item 2.	Registrant Information and Employee Plan Annual Information.

Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which the Company has filed with the Securities and Exchange Commission (the "Commission" or the "SEC"), are incorporated by reference in this Registration Statement:

•	the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2020.; and

•	the Company’s Current Report on Form 8‑K filed on February 11, 2021.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

The Company’s Exchange Act file number with the SEC is 001-12421.

Item 4.	Description of Securities.

Under the Nu Skin Enterprises, Inc. Deferred Compensation Plan, as amended and restated from time to time (the “Plan”), the Company provides a select group of management, highly compensated employees, and directors (the “Participants”) of the Company (and certain affiliates) with the opportunity to defer a portion of their compensation. In connection with the Plan, the Company has created a grantor trust, commonly known as a “Rabbi Trust.” The assets of the Rabbi Trust are used to pay benefits. The assets of the Rabbi Trust are subject to the claims of general creditors of the Company. As a result, the obligations (the “Obligations”) of the Company under the Plan are general unsecured obligations of the Company to pay deferred compensation in the future to the Participants in accordance with the terms of the Plan from the general assets of the Company, and they rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Obligations are denominated and payable in United States dollars.

Each Participant may elect to defer, pursuant to the terms of the Plan, a portion of his or her base salary, director fees and bonus that otherwise would be payable in a calendar year. A Participant’s compensation deferrals are credited to the Participant’s deferral account (“Deferral Account”) maintained pursuant to the Plan. The Company may also elect to contribute money to a Participant’s company contribution account (“Company Contribution Account”), and it provides that the Company shall make matching contributions of up to 5% of a participant’s base salary for employees above a specified compensation level. Amounts included in a Participant’s Deferral Account are fully vested at all times. Amounts credited to a Participant’s Company Contribution Account after January 1, 2021 vest 20% per year over five years. Company contributions prior to January 1, 2021 generally vest over a 20-year period. Vesting of Company Contributions is subject to acceleration upon the attainment of 60 years of age, death, disability as defined in the Plan, or, for contributions after January 1, 2021, the completion of at least 10 years of employment above a specified compensation level. The Plan administrator may additionally, in its discretion, accelerate vesting of a Participant’s Company Contribution Account.

Investment returns on the Obligations are based on one or more investment funds selected by a Participant from among those provided under the Plan, and such selected investment funds may vary from time to time. However, the Plan administrator will not be bound by such selection. Each participant’s Deferral Account and Company Contribution Account will be adjusted to reflect the positive or negative investment result of the selected investment option.

With certain exceptions, Obligations are paid or commence to be paid after the earlier of (1) a fixed payment date, as elected by the Participant if the Participant is still employed; or (2) the Participant’s death, disability or separation from service with the Company. Participants may generally elect that payments be made in a lump sum or installments in the year specified by the Participant, if still employed, or upon their separation from service, although the Company may mandate payment in the form of a lump sum in certain circumstances. In addition, in the event of an unforeseeable financial emergency, a Participant may make a written request to the Plan administrator for a hardship withdrawal from his or her Deferral Account and Company Contribution Account.

The Plan may be modified, altered or amended at any time, provided that such modification, alteration or amendment will not reduce any Participant’s interest in the Plan. The Plan may be terminated at any time, provided that the termination of the Plan will not adversely affect any Participant or beneficiary of a Participant who has become entitled to the payment of any benefits under the Plan as of the date of termination.

No benefit which will be payable under the Plan to any person will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge.

The Obligations are not convertible into any other security of the Company. A previous version of the Plan permitted the deferral of a participant’s restricted stock units awarded during a Plan year; restricted stock units that were deferred while this previous version of the Plan was in effect will be distributed in the form of shares of stock. Each participant in the Plan is responsible for enforcing his or her own rights with respect to the Obligations.

Item 5.	Interests of Named Experts and Counsel.

Gregory S. Belliston, the Company’s Assistant General Counsel, has rendered his opinion regarding the validity of the securities registered on this Registration Statement. Mr. Belliston is a full-time employee of the Company and is eligible to participate in the Deferred Compensation Plan.

Item 6.	Indemnification of Directors and Officers.

Indemnification

The registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The registrant’s certificate of incorporation and bylaws provide for the indemnification of the registrant’s officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The registrant believes that such indemnification is necessary to attract and retain qualified persons as directors and officers. The registrant has also entered into separate indemnification agreements with each of its directors and executive officers.

Liability Insurance

Section 145 of the Delaware General Corporation Law also permits a Delaware corporation to purchase and maintain insurance on behalf of its directors and officers. The registrant’s certificate of incorporation and bylaws permit the registrant to purchase such insurance on behalf of its directors and officers. The registrant believes that such insurance is necessary to attract and retain qualified persons as directors and officers. The registrant has purchased such insurance on behalf of its directors and officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law permits a Delaware corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for improper payment of dividends or redemptions of shares or stock purchases; or (iv) for any transaction from which the director derives an improper personal benefit. The registrant’s certificate of incorporation provides for, to the fullest extent permitted by the Delaware General Corporation Law, elimination or limitation of liability of its directors to the registrant or its stockholders for breach of fiduciary duty as a director.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Unless otherwise noted, the SEC file number for exhibits incorporated by reference is 001-12421.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 filed September 16, 1996, file no. 333-12073).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed March 1, 2010).

4.3
Certificate of Designation, Preferences and Relative Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed March 15, 2005).

4.4	Fourth Amended and Restated Bylaws of Nu Skin Enterprises, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed March 10, 2017).
4.5
Specimen Form of Stock Certificate for Class A Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed May 7, 2020).

5.1	Opinion of Gregory S. Belliston.
23.1	Consent of Gregory S. Belliston (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (included with the signatures in Part II of this Registration Statement).
99.1
Third Amended and Restated Nu Skin Enterprises, Inc. Deferred Compensation Plan, effective as of January 1, 2021 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, filed November 5, 2020).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Provo, state of Utah, on February 11, 2021.

NU SKIN ENTERPRISES, INC.

By	/s/ Ritch N. Wood
Name: Ritch N. Wood
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ritch N. Wood and D. Matthew Dorny, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to the registration statement (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Lund	Executive Chairman of the Board	February 11, 2021
Steven J. Lund

/s/ Ritch N. Wood	Chief Executive Officer and Director	February 11, 2021
Ritch N. Wood	(Principal Executive Officer)

/s/ Mark H. Lawrence	Chief Financial Officer	February 11, 2021
Mark H. Lawrence	(Principal Financial Officer)

/s/ James D. Thomas	Chief Accounting Officer	February 11, 2021
James D. Thomas	(Principal Accounting Officer)

/s/ Daniel W. Campbell	Director	February 11, 2021
Daniel W. Campbell

/s/ Andrew D. Lipman	Director	February 11, 2021
Andrew D. Lipman

/s/ Laura Nathanson	Director	February 11, 2021
Laura Nathanson

/s/ Thomas R. Pisano	Director	February 11, 2021
Thomas R. Pisano

/s/ Zheqing Shen	Director	February 11, 2021
Zheqing Shen

/s/ Edwina D. Woodbury	Director	February 11, 2021
Edwina D. Woodbury